SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  June 18, 1998

                       ORANGE AND ROCKLAND UTILITIES, INC.
             (Exact name of Registrant as specified in its charter)

    Incorporated in New York      1-4315             13-1727729
    (State or Other               (Commission        (IRS Employer
    Jurisdiction of               File Number)       Identification
    Incorporation)                                   Number)

                One Blue Hill Plaza, Pearl River, New York  10965
               (Address of principal executive offices) (zip code)

Registrant's telephone number, including area code:  (914)352-6000



Items 1.-4.Not Applicable.


Item 5.   Other Events

          Reference is made to Item 5. Other Events in the Company's Current Report on Form 8-K dated March 31, 1998 for a description of the litigation entitled Virgilio Ciullo, et al. v. Orange and Rockland Utilities, Inc., et al.

          On June 18, 1998, plaintiffs filed a Second Amended Verified Complaint ("Second Amended Complaint") in the action. In addition to reasserting substantially the same claims that had previously been asserted in plaintiffs' original Verified Complaint filed March 9, 1998 ("Original Complaint") and in their Amended Verified Complaint filed May 8, 1998 ("First Amended Complaint") in response to the motion to dismiss filed by the O&R Defendants and the Company on March 30, 1998, the plaintiffs in the Second Amended Complaint added two new claims for relief. (The First Amended Complaint had broadened the request for an accounting and increased the amount sought in one of the claims in the Original Complaint from $15 million to $23 million.)

          In the first new claim (which is denominated as the Eleventh Cause of Action) set forth in the Second Amended Complaint, and purportedly asserted derivatively on behalf of the Company, plaintiffs challenged certain modifications made to the Company's Deferred Compensation Plan for Non-Employee Directors ("Deferred Compensation Plan") which were adopted on February 5, 1998. On this claim, plaintiffs seek an award of damages against the directors of approximately $2.5 million, or alternatively, an order rescinding the modifications to the Deferred Compensation Plan.

          In the second new claim (which is denominated as the Twelfth Cause of Action) set forth in the Second Amended Complaint, plaintiffs reallege all of their prior allegations contained in the First through Eleventh Causes of Action of the Second Amended Complaint, but attempt to assert these claims individually on their own behalf, and in a class action on behalf of all of the Company's shareholders "at the time ORU and Consolidated Edison, Inc. signed a definitive merger agreement under which Consolidated Edison will acquire all of ORU's Common Stock." As relief on this cause of action, plaintiffs seek an award of damages against the Company in the amount of approximately
          $130 million. Reference is made to Item 5. Other Events in the Company's Current Report on Form 8-K dated May 12, 1998 for a description of the Agreement and Plan of Merger, dated as of May 10, 1998 among the Company, Consolidated Edison, Inc. and C Acquisition Corp.

          On July 8, 1998, the O&R Defendants and the Company filed a motion to dismiss the Second Amended Complaint, in all respects, with prejudice. Insofar as the Second Amended Complaint asserts derivative claims, the grounds for the motion to dismiss include that plaintiffs failed to make a demand on the Board of Directors to commence the action as required by New York Business Corporation Law Section 626(c); that plaintiffs have no substantive claim for relief, that plaintiffs' claims against the Company's directors are barred by a provision of the Company's certificate of incorporation adopted pursuant to New York Business Corporation Law Section 402(b) and in light of the protection provided by the business judgment rule; and that the basis of plaintiffs' challenge to the modifications to the directors' Deferred Compensation Plan is factually inaccurate. With respect to the new individual and class action claim contained in the Twelfth Cause of Action, the grounds for the motion to dismiss are that plaintiffs lack standing or capacity to assert these claims because they are derivative in nature and can be asserted only by or on behalf of the Company; that plaintiffs have a conflict of interest in attempting to assert claims both on behalf of and against the Company in the same litigation; and that in any event, plaintiffs have no substantive claims.


Item 6.   Not Applicable.


Item 7.   Not Applicable


Item 8.   Not Applicable.


Item 9.   Not Applicable.



                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ORANGE AND ROCKLAND UTILITIES, INC.


                              By:    /s/Robert J. McBennett
                                 Robert J. McBennett, Treasurer







Dated:  July 10, 1998